Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of our report dated March 2, 2018, with respect to the financial statements of First Federal of Northern Michigan Bancorp, Inc. as of December 31, 2017 and 2016, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Andrews Hooper Pavlik PLC

Saginaw, Michigan
March 16, 2018